EXCLUSIVE LICENSE AGREEMENT

This Agreement is made and entered into as of the 29th day of April, 2016 ("Effective Date"), by and between the University of Pittsburgh - Of the Commonwealth System of Higher Education, a non-profit corporation organized and existing under the laws of the Commonwealth of Pennsylvania, with an office at 200 Gardner Steel Conference Center, Thackeray and O'Hara Streets, Pittsburgh, Pennsylvania 15260 ("University"), and Skinject Inc., with its principal business at 4981 McKnight Road, Suite 101371, Pittsburgh, PA 15237 ("Licensee").

WHEREAS, University is the owner is the joint owner with Carnegie Mellon University ("CMU") by assignment from the inventors of certain Patent Rights, entitled "Dissolvable Microneedle Arrays for Effective Transdermal Delivery to Human Skin", "Tip-Loaded Microneedle Arrays For Transdermal Insertion", and "Microneedle Arrays For Cancer Treatment" (University Reference Numbers 02006 and 02688)," developed by Louis D. Falo, Jr. and Geza Erdos of University faculty and O. Burak Ozdoganlar of CMU of University faculty, and University has the right to grant licenses under such Patent Rights;

WHEREAS, University has the sole right to grant licenses under such Patent Rights pursuant to Inter-Institutional Agreements with CMU;

WHEREAS, University desires to have the Patent Rights utilized in the public interest;

WHEREAS, Licensee has represented to University, to induce University to enter into this Agreement, that Licensee is experienced in the development, production, manufacture, marketing and sale of products and/or the use of similar products to the Licensed Technology and that Licensee shall commit itself to a thorough, vigorous and diligent program of exploiting the Patent Rights so that public utilization results therefrom; and

WHEREAS, Licensee desires to obtain a license under the Patent Rights upon the terms and conditions hereinafter set forth,

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1 - DEFINITIONS

For purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1 "Affiliate" shall mean, with respect to University, any clinical or research entity that is operated or managed as a facility under the UPMC Health System, whether or not owned by University, and with respect to Licensee, shall mean all entities at least fifty percent (50%) owned or controlled by Licensee.

1.2 "Field" shall mean delivery of drugs and bioactive agents, such as, but not limited to doxorubicin, for the treatment of cancers and pre-cancerous lesions, but specifically excluding the treatment of in-transit melanoma. Such treatments may include, but are not limited to, the use of agents that stimulate an immune response, which is different from vaccines, where an immune response is provoked by presentation of an antigen.

1.3 "Future Intellectual Property Rights" shall mean the specific Know-How encompassed within the IND listed in Exhibit B and/or deriving from studies conducted under such IND which the University owns or controls before or after the Effective Date.

1.4 "Licensee" shall mean Skinject, Inc. and all entities at least fifty percent (50%) owned or controlled by Skinject, Inc.

1.5 "Licensed Technology" shall mean any product or part thereof or service which is:

(a) Covered in whole or in part by an issued, unexpired or pending claim contained in the Patent Rights in the country in which any such product or part thereof is made, used or sold or in which any such service is used or sold;

(b) Manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any such process that is included in Licensed Technology is used or in which such product or part thereof or service is used or sold; or

(c) Manufactured by or otherwise makes use of Know-How.

1.6 "Know-How" shall mean University owned or controlled technical information, experimental results, data, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, designs, drawings or other information as described in Exhibit B to this Agreement: (a) existing as of the Effective Date, (b) useful or necessary to make, have made, use or sell the Licensed Technology in the Field; and ( c) information made available by University after the Effective Date to support a regulatory filing or submission relating to the Patent Rights, as set forth in 2.2, below.

1.7 "Net Sales" shall mean Licensee's and any sublicensee's invoice price for products or services included in Licensed Technology and produced hereunder less the sum of the following:

(a) Actual cost of freight charges or freight absorption, separately stated in such invoice;

(b) Actual trade, quantity or cash discounts allowed, if any; and

(c) Sales taxes, tariff duties and/or use taxes separately stated on each invoice.

1.8 "Non-Commercial Education and Research Purposes" shall mean use of Patent Rights (including distribution of biological materials covered by the Patent Rights) in the Field for academic research or other not-for-profit scholarly purposes which are undertaken at a nonprofit or governmental institution that does not use the Patent Rights in the production or manufacture of products for sale or the performance of services for a fee.

1.9 "Non-Royalty Sublicense Income" shall mean execution fees, maintenance fees, milestone fees and all other non-royalty payments received by Licensee from its sublicensees pursuant to any sublicense granted pursuant to Section 2.4 hereunder.

1.10 "Patent Rights" shall mean University and CMU intellectual property described below and assigned to University and CMU:

(a) The United States and foreign patents and/or patent applications listed in Exhibit A;

(b) United States and foreign patents issued from the applications listed in Exhibit A and from divisionals and continuations of these applications; and

(c) Claims of U.S. and foreign continuation and divisional applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. and foreign applications listed in Exhibit A.

1.11 "Territory" shall mean worldwide.

1.12 "University Intellectual Property" shall mean the Patent Rights, Know-How, Future Intellectual Property, and Licensed Technology, collectively.

ARTICLE 2 - GRANT

2.1 Subject to the terms and conditions of this Agreement, University hereby grants to Licensee, to the extent it may lawfully do so, the right and exclusive license in the Territory to make, have made, use and sell the Licensed Technology in the Field and to practice under the Patent Rights in the Field for the Term set forth in Article 11 below. University and CMU reserve the royalty-free, nonexclusive right to practice under the Patent Rights and to use the Licensed Technology for Non-Commercial Education and Research Purposes.

2.2 Subject to the terms and conditions of this Agreement, University hereby grants to Licensee, to the extent it may lawfully do so, the right and non-exclusive license in the Territory to practice under the Know-How in the Field for the Term set forth in Article 11 below. Additionally, if at any time following the Effective Date, Licensee, FDA, or similar governmental authority requests that the University provide or make available any additional data or information directly relating to Licensed Technology which was in existence as of the Effective Date and was owned or controlled by University as of the Effective Date and continues to be owned or controlled by the University at the time of the request in order to supplement or support a regulatory filing or submission containing Licensed Technology, then University shall exercise its reasonable best efforts to do so to the extent permitted by law or any conflicting obligations.

2.3 The license granted hereby is subject to the rights of the United States government, if any, as set forth in 35 U.S.C. §200, et seq. Pursuant to this law, the United States government may have acquired a nonexclusive, nontransferable, paid up license to practice or have practiced for or on behalf of the United States the inventions described in the Patent Rights throughout the world. Pursuant to 35 U.S.C. §200, et seq. Licensed Technology produced for sale in the United States shall be substantially manufactured in the United States (unless a waiver under 35 U.S.C. §204 is granted by the appropriate United States government agencies).

2.4 Licensee shall have the right to enter into sublicensing arrangements for the rights, privileges and licenses granted hereunder upon prior written approval of each sublicensee by University, except that sublicensees shall not have rights to sublicense. Such sublicense agreements shall include a royalty rate upon sublicense Net Sales in an amount at least equal to the rate set forth in Section 5.l(c). Rights of any sublicensee shall terminate upon termination of this Agreement.

2.5 Licensee agrees that any sublicense granted by it shall provide that the obligations to University of Articles 2, 8, 9, 10, 11, and 15 of this Agreement shall be binding upon the sublicensee as if it were party to this Agreement. Each sublicense granted by Licensee pursuant to this Agreement shall include an audit right by University of sub licensee of the same scope as provided in Section 6.2 with respect to Licensee.

2.6 Licensee agrees to forward to University a copy of any and all sublicense agreements promptly upon execution thereof, but in no event later than thirty (30) days after each such sublicense agreement has been executed by both parties thereto.

2.7 To the extent not prohibited by law, regulation, or third party obligations, University hereby grants to Licensee an option to enter into a non-exclusive license in the Field to Future Intellectual Property Rights upon such terms and conditions as the parties may agree and which contain similar standard terms and conditions as contained hereunder. Such option may be exercised by Licensee by providing a written notice to University after the Effective Date until sixty (60) days after University informs Licensee that the clinical trial under the IND listed in Exhibit B is closed and the final report for such clinical trial is completed ("Option Exercise"). Upon University's timely receipt of such written notice from Licensee, the parties shall negotiate in good faith, which negotiations shall commence no later than sixty (60) days following Option Exercise and shall endeavor to enter into a definitive royalty-bearing license agreement as soon thereafter as reasonably possible. In furtherance of the foregoing, University agrees to disclose from time to time at University's sole discretion to Licensee Future Intellectual Property Rights until expiration of the option.

2.8 The license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any intellectual property not specifically set forth in Exhibit A hereof.

ARTICLE 3 - LETTER OF CROSS REFERENCE

3.1 The parties understand and agree that Louis D. Falo, Jr. is the holder of the Investigational New Drug ("IND") application set forth and described in Exhibit B, attached. The University shall endeavor to obtain a letter of cross-reference to the IND described in Exhibit B to be executed by Louis D. Falo, Jr. for Licensee's use for clinical evaluation of Licensed Technology and for use with any regulatory agency Licensee deems appropriate. University shall endeavor to transfer a letter of cross reference signed by Louis D. Falo Jr. to Licensee by sending the original letter to Licensee within thirty (30) days after receipt of written request from Licensee for such a letter.

ARTICLE 4 - DUE DILIGENCE

4.1 Licensee shall use its best efforts to bring the Licensed Technology to market as soon as practicable, consistent with sound and reasonable business practice and judgment, and to continue active, diligent marketing efforts for the Licensed Technology throughout the Term of this Agreement.

4.2 In addition, Licensee shall adhere to each of the following milestones:

(a) Establish validated analytical methods relating to Licensed Technology by December 31, 2016;

(b) Submit IND application to FDA relating to Licensed Technology by March 31, 2017;

(c) Raise$ 2.5 million of capital from investors or strategic partners (or combination thereof) in support of development or commercializing the Licensed Technology by June 30, 2017;

(d) Submit a completed report to Food & Drug Administration of a Phase II trial of Licensed Technology or foreign equivalent by June 30, 2019;

(e) Submit a New Drug Application or foreign equivalent for a product covered under Licensed Technology by June 30, 2022; and

(f) First commercial sale of Licensed Technology within five (5) years of submission of a New Drug Application or foreign equivalent for a product covered under Licensed Technology.

4.3 Licensee shall notify University in writing of the achievement of each milestone within thirty (30) days upon the achievement of the respective milestone.

4.4 Licensee's failure to perform in accordance with Section 4.1 or to fulfill on a timely basis any one of the milestones set forth in Section 4.2 hereof shall be grounds for University to terminate this Agreement and upon termination all rights and interest to the Licensed Technology, Patent Rights, Know-how, and Future Intellectual Property shall revert to University. Notwithstanding the foregoing, for a single time, if the milestone defined in paragraph 4.2 (f) above has not been achieved within the required timeframe, through no fault of Licensee, and following best efforts of Licensee to meet the milestone, Licensee shall be deemed to have fulfilled the milestone requirement if Licensee makes a payment of Fifty Thousand Dollars ($50,000). In such case, in addition to the payment required, Licensee and University shall negotiate in good faith a new date for attainment of such missed milestone, If Licensee fails to meet the revised milestone date, University may terminate the license agreement and upon termination all rights and interest to the Licensed Technology shall revert to University.

ARTICLE 5 - LICENSE CONSIDERATION

5.1 In consideration of the rights, privileges and license granted by University hereunder, Licensee shall pay royalties and other monetary consideration as follows:

(a) Initial license fee, nonrefundable and noncreditable against royalties, of Twenty Five Thousand Dollars ($25,000) due immediately and payable within ten (10) business days from the Effective Date of this Agreement;

(b) Annual maintenance fees, non-refundable, non-creditable, and not to be prorated against any other payment or royalties due, in the amount of Five Thousand Dollars ($5,000) until the first Net Sales occurs;

(c) Royalties in an amount equal to three percent (3.0%) of Net Sales due immediately and payable each calendar quarter;

(d) Beginning with the first Net Sales, a minimum annual royalty in the amount of Fifty Thousand Dollars ($50,000) per calendar year, but only to the extent such minimum royalty is greater than the aggregate annual royalty computed in accordance with Section 5.1(c) above;

(e) A share of Non-Royalty Sublicense Income of fifteen percent (15.0%); and

(f) One Hundred and Twenty Five Thousand (125,000) Shares of Licensee's Capital Stock as further described in the Stock Issuance Agreement attached and incorporated hereto as Exhibit E, which is equal to Two Percent (2.0%) of the issued and outstanding Capital Stock of Licensee ("Common Equity") on a fully diluted basis as of the Effective Date, which assumes the exercise, conversion and exchange of all outstanding securities of Licensee for or into Shares of Common Equity.

5.2 All payments pursuant to this Agreement shall be made by check or by wire transfer in United States Dollars without deduction or exchange, collection or other charges and directed to the address, or in the case of wire transfer, to the bank set forth in Article 11. Annual maintenance fees pursuant to Section 5.1(b) hereof shall be paid on the anniversary of the Effective Date of the calendar year in which they are due. Royalty payments pursuant to Section 5.1(c) hereof shall be paid within thirty (30) days after each March 31, June 30, September 30 and December 31. Minimum annual royalties pursuant to Section 5.1(d) shall be paid by January 30 following the calendar year in which they are due. Non-Royalty Sublicense Income payments pursuant to Section 5.1(e) hereof shall by paid within thirty (30) days after receipt of payment by Licensee from sublicense.

5.3 Taxes imposed by any foreign governmental agency on any payment to be made to University by Licensee shall be paid by Licensee without deduction from any payment due to University hereunder.

5.4 The balance of any payments pursuant to this Agreement, including those specified in Section 7.2, which are overdue shall bear interest, compounded monthly, calculated from the due date until payment is received at the rate of eight percent (8%) per annum. Payment of such interest by Licensee shall not negate or waive the right of University to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment, including, but not limited to, termination of this Agreement as set forth in Article 11. Licensee shall reimburse University for any costs and expenses incurred in connection with collecting any overdue balance of payments with respect to Licensee's payment and reimbursement obligations under this Agreement, including the costs of engaging counsel or a collection agency for such purpose.

5.5 Licensee shall sell products and/or services resulting from Licensed Technology to University and its Affiliates upon request at such price(s) and on such terms and conditions as such products and/or processes are made available to Licensee's most favored customer.

ARTICLE 6 - REPORTS AND AUDIT

6.1 Within thirty (30) days after each March 31, June 30, September 30 and December 31 of each year during the term of this Agreement beginning in the year of the first commercial sale of Licensed Technology, Licensee shall deliver to University true, accurate and detailed reports of the following information in a form as illustrated in Exhibit C:

(a) Number of Licensed Technology products manufactured and sold by Licensee and all sublicensees;

(b) Total billings for all such products;

(c) Accounting for all Licensed Technology services used or sold by Licensee and all sub licensees;

(d) Deductions set forth in Section 1.7;

(e) Total royalties due;

(f) Name and addresses of sub licensees; and

(g) Total Non-Royalty Sublicense Income received during such calendar quarter and total amount of payment due pursuant to Section 5.1(e).

6.2 Licensee shall keep full, true and accurate books of account, in accordance with generally accepted accounting principles, containing all information that may be necessary for the purpose of showing the amounts payable to University hereunder. Such books of account shall be kept at Licensee's principal place of business. Such books of account shall be open at all reasonable times for three (3) years following the end of the calendar year to which they pertain, and for three (3) years after the expiration or termination of this Agreement, for inspection by University or its agents for the purpose of verifying Licensee's royalty statement or compliance in other respects with this Agreement. The fees and expenses of University's representatives shall be borne by University; however, if an error of more than five percent (5%) of the total payments due or owing for any year is discovered, then Licensee shall bear University's fees and expenses.

6.3 No later than sixty (60) days after December 31 of each calendar year during the term of this Agreement, Licensee shall provide to University a written annual progress report, as illustrated in Exhibit D, describing Licensee's progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding twelve-month period ending December 31,

6.4 Notwithstanding the above, University shall have the right, on an annual basis during the term of this Agreement and for three (3) years after the expiration or termination of this Agreement, to inspect technical and other information from Licensee sufficient to evidence whether and to what extent Licensee is: (a) practicing the Patent Rights and/or other University property licensed hereunder; and (b) meeting its diligence obligations under Article 3, above.

6.5 Licensee shall report to the University the date of the first commercial sale of a Licensed Technology within sixty (60) days of occurrence in each country.

ARTICLE 7 - PATENT PROSECUTION

7.1 University has or shall apply for, seek prompt issuance of and maintain during the term of this Agreement the Patent Rights in the United States and in such foreign countries as may be designated by Licensee in a written notice to University within a reasonable time in advance of the required foreign filing dates. Licensee shall have the opportunity to advise and cooperate with University in the prosecution, filing and maintenance of such patents using its own patent counsel. Licensee shall notify University immediately if, at any time during the term of this Agreement, Licensee or any of its sub licensees does not qualify as a "small entity" as provided by the United States Patent and Trademark Office.

7.2 All fees and costs, including attorneys' fees, relating to the filing, prosecution, maintenance, and post grant proceedings relating to the Patent Rights shall be the responsibility of Licensee, whether incurred prior to or after the Effective Date. Such fees and costs incurred by University prior to the Effective Date in the amount of Ninety Thousand Three Hundred Five Dollars and Eighty Six Cents ($90,305.86) ("Pre-agreement Expenses") shall be due immediately and payable quarterly by Licensee to University in twelve (12) equal quarterly installments in the amount of Seven Thousand Five Hundred Twenty Five Dollars and Forty Eight Cents ($7,525.48), with the first installment due and payable three months from the Effective Date. Fees and costs incurred after the Effective Date, or fees and costs incurred before the Effective Date which are not included in the Pre-Agreement Expenses stated above, shall be paid by Licensee within thirty (30) days after receipt of University's invoice therefor. Additionally, Licensee shall be liable to University for all of University's out-of-pocket filing, prosecution, and maintenance costs (including all attorneys' fees and costs), for any and all patent prosecution and maintenance actions that will be taken by patent counsel after the term of this Agreement but in response to any instructions that were sent during the term of this Agreement from University to patent counsel relating to the Patent Rights. Payments pursuant to this Section 7.2 are not creditable against royalties or any other payment due to University under this Agreement.

ARTICLE 8 - INFRINGEMENT ACTIONS

8.1 Licensee shall inform University promptly in writing of any alleged infringement of the Patent Rights by a third party and of any available evidence thereof.

8.2 During the term of this Agreement, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense and using its own patent counsel all infringements of the Patent Rights in the Field and in the Territory if Licensee has notified University in writing of its intent to prosecute; provided, however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted herein remains exclusive. In furtherance of such right, University hereby agrees that Licensee may include University as a party plaintiff in any such suit, without expense to University. The total cost of any such infringement action commenced or defended solely by Licensee shall be borne by Licensee and University shall receive a percentage of any recovery or damages for past infringement derived therefrom which is equal to the percentage royalty due University under Article 5. Licensee shall indemnify University against any order for costs that may be made against University in such proceedings.

8.3 If within six (6) months after having been notified of any alleged infringement, Licensee shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if Licensee shall notify University at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, University shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights, and University may, for such purposes, use the name of Licensee as party plaintiff. University shall bear all costs and expenses of any such suit. In any settlement or other conclusion, by litigation or otherwise, University shall keep any recovery or damages for past infringement derived therefrom.

8.4 In the event that a declaratory judgment action alleging invalidity or infringement of any of the Patent Rights shall be brought against University, Licensee, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

8.5 In any infringement suit either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, information, samples, specimens, and other evidence upon request.

ARTICLE 9 - INDEMNIFICATION/INSURANCE/LIMITATION OF LIABILITY

9.1 Licensee shall at all times during the term of this Agreement and thereafter indemnify, defend and hold University and CMU and their trustees, officers, faculty members, employees and affiliates ("Indemnified Parties") harmless against all claims anti expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property or the environment, and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from: (i) the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Technology, (ii) the practice by Licensee or sublicensee of the Patent Rights; or (iii) arising from or relating to this License Agreement. Licensee shall provide this defense and indemnity whether or not any Indemnified Party, either jointly or severally, is named as a party defendant and whether or not any Indemnified Party is alleged to be negligent or otherwise responsible for any injuries to person or property. The obligation of Licensee to defend and indemnify as set forth herein shall survive termination of this Agreement and shall not be limited by any other limitation of liability elsewhere in this Agreement.

9.2 Licensee shall obtain and carry in full force and effect liability insurance which shall protect Licensee, University, and CMU in regard to events covered by Section 8.1 above, as provided below:

	COVERAGE	LIMITS

(a)	Commercial General Liability, including, but not limited to, Products, Contractual, Fire, Legal and Personal Injury	$1,000,000 Combined Single Limits for Bodily Injury and Property Damage

(b)	Products Liability	$5,000,000*

*Required prior to Licensee's or sublicensee's first use of Licensed Technology on a human patient.

University and CMU are to be named as additional insured with respect to insurance policies identified in Sections 9.2(a) and 9.2(b) above. Certificates of Commercial General Liability insurance evidencing the coverage required above shall be filed with University's Office of Technology Management, 200 Gardner Steel Conference Center, Thackeray & O'Hara Streets, Pittsburgh, PA 15260 ("OTM"), no later than fifteen (15) days after execution of this Agreement and on or before July 1 of each subsequent year during the Term of this Agreement. Certificates evidencing Products Liability coverage of $5,000,000 shall be filed with OTM within thirty (30) days in advance of such use of Licensed Technology in a human. Such certificates shall provide that the insurer will give University not less than thirty (30) days advance written notice of any material changes in or cancellation of coverage.

9.3 UNIVERSITY AND CMU, AND THEIR AGENTS AND/OR EMPLOYEES, MAKE NO REPRESENTATION AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY. UNIVERSITY ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF UNIVERSITY, ITS AGENTS AND/OR EMPLOYEES FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL AND CONSEQUENTIAL DAMAGES, ATTORNEYS' AND EXPERTS' FEES, AND COURT COSTS (EVEN IF UNIVERSITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING THE MANUFACTURE, USE OR SALE OF THE PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT. LICENSEE ASSUMES ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT THAT IS MANUFACTURED, USED OR SOLD BY LICENSEE (INCLUDING SUBLICENSEE SALES) WHICH IS LICENSED TECHNOLOGY HEREUNDER.

ARTICLE 10 - ASSIGNMENT

10.1 This Agreement is not assignable without the prior written consent of University and any attempt to do so shall be null and void. Notwithstanding the foregoing, Licensee may assign this Agreement and the license granted hereby to the transferee of Licensee's business or of that part of Licensee's business to which the License grantee under this Agreement relates, whether by merger, consolidation, asset sale, or the sale of a controlling interest in the Licensee's outstanding capital stock; provided, however, that such transferee agrees in writing in advance of such assignment to be bound by all terms and conditions of this Agreement and University is promptly provided with a copy of the assumption agreement. For the avoidance of doubt, an assignment made under this Section 10 shall not be considered a sub license under Section 2.4.

ARTICLE 11 - TERM AND TERMINATION

11.1 Term. The term of this Agreement shall be the expiration of the last claim of the Patent Rights unless terminated earlier pursuant to Section 11.2 and 11.3 below.

11.2 University shall have the right to terminate this Agreement, upon written notice, if:

(a) Licensee defaults in the performance of any of the obligations herein contained and such default has not been cured within thirty (30) days after receiving written notice thereof from University; or

(b) Licensee ceases to carry out its business, becomes bankrupt or insolvent, applies for or consents to the appointment of a trustee, receiver or liquidator of its assets or seeks relief under any law for the aid of debtors.

11.3 Licensee may terminate this Agreement upon six (6) months prior written notice to University and upon payment of all amounts accrued or due to the University through the effective date of termination, including patent cost reimbursement pursuant to Section 7 .2 hereof.

11.4 Upon termination of this Agreement, neither party shall be released from any obligation that accrued prior to the effective date of such termination. Licensee and any sublicensee may, however, after the effective date of such termination, sell all Licensed Technology which Licensee produced prior to the effective date of such termination, provided that Licensee shall pay to University the royalties thereon as required by Article 5 hereof and submit the reports required by Article 6 hereof.

ARTICLE 12 - NOTICES

12.1 Any notice or communication pursuant to this Agreement shall be sufficiently made or given if sent by certified or registered mail, postage prepaid, or by overnight courier, with proof of delivery by receipt, addressed to the address below or as either party shall designate by written notice to the other party.

In the case of University:

Associate Vice Chancellor for Technology Management and
Commercialization
Office of Technology Management
University of Pittsburgh
200 Gardner Steel Conference Center
Thackerny & O'Hara Streets
Pittsburgh, PA 15260

In the case of Licensee:

Chief Executive Officer
Skinject, Inc.
4981 McKnight Road
Suite 101371
Pittsburgh, PA 15237

12.2 Any payments to University hereunder by wire transfer shall be directed as follows:

The Licensee shall be responsible for all applicable fees and costs relating to any wire transfer, to include translation fees, without any deduction of such fees from amounts due to the University pursuant to this Agreement.

12.3 All invoices to Licensee generated by University under this Agreement will be sent electronically, via e-mail, in PDF format, unless instructed otherwise by Licensee in writing.

ARTICLE 13 - AMENDMENT, MODIFICATION

13.1 This Agreement may not be amended or modified except by the execution of a written instrument signed by the University's Executive Vice Chancellor, or its successor and/or designated University employee having signatory authority, and Licensee's Chief Executive Officer. In connection with any agreed upon amendment or modification of this Agreement pursuant to this Article 13, Licensee shall be required to pay an Amendment Fee.

ARTICLE 14 - MISCELLANEOUS

14.1 This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania. The forum for any action relating to this Agreement, including those brought against individuals such as University employees or agents, shall be the Courts of Allegheny County, Pennsylvania, or, if in a federal proceeding, the United States District Court for the Western District of Pennsylvania.

14.2 The parties acknowledge that this Agreement sets forth the entire understanding and intentions of the parties hereto as to the subject matter hereof and supersedes all previous representations, negotiations, or understandings between the parties and/or its employees or agents, whether written or oral, regarding the subject matter of this Agreement.

14.3 The parties acknowledge that they consulted, or had the opportunity to investigate and/or consult, with their legal counsel and/or other advisors with respect to the University Intellectual Property and the terms of this Agreement.

14.4 The parties agree that this Agreement constitutes an arm's length business transaction and does not create a fiduciary relationship.

14.5 Nothing contained in this Agreement shall be construed as conferring upon either party any right to use in advertising, publicity or other promotional activities any name, trade name, trademark, or other designation of the other party, including any contraction, abbreviation, or simulation of any of the foregoing. Without the express written approval of the other party, neither party shall use any designation of the other party in any promotional activity associated with this Agreement or the Licensed Technology. Neither party shall issue any press release or make any public statement in regard to this Agreement without the prior written approval of the other party.

14.6 Licensee agrees that with respect to the performance of this Agreement or the practice of the rights granted by the University hereunder, it shall comply with any and all applicable United States export control laws and regulations, as well as any and all embargoes and/or other restrictions imposed by the Treasury Department's Office of Foreign Asset Controls.

14.7 If Licensee challenges the validity or enforceability of University's Intellectual Property anywhere in the world, the Licensee shall continue to pay to University all royalties and other financial obligations required under this Agreement, to include patent costs and fees. If any such challenge is unsuccessful by Licensee, the royalty rates and any non-royalty sublicense income rate set forth in Article 5.1 above shall automatically double in value, to include all royalty minimums and floors; and Licensee shall reimburse the University for all fees and costs associated with defending such action, including but not limited to attorneys fees and expert fees. The effective date of such increase in royalty rates shall be the date of the first court order or date of issuance of a re-examination certificate ( or foreign equivalents thereof) declaring any claim of the Patent Rights or other University Intellectual Property as valid or enforceable. Within thirty (30) days prior to filing any such challenge, Licensee shall provide the University with written notice of its intent to make such challenge detailing its allegation(s) along with specific and detailed facts supporting those allegations of invalidity or unenforceability of University's Intellectual Property.

14.8 If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable, the remaining provisions shall not in any way be affected or impaired thereby. In the event any provision is held illegal or unenforceable, the parties shall use reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as is practical, implements purposes of the provision held invalid, illegal or unenforceable.

14.9 Failure at any time to require performance of any of the provisions herein shall not waive or diminish a party's right thereafter to demand compliance therewith or with any other provision. Waiver of any default shall not waive any other default. A party shall not be deemed to have waived any rights hereunder unless such waiver is in writing and signed by a duly authorized officer of the party making such waiver.

14.10 Licensee acknowledges that University is free to publish the results of the research activities of its faculty, staff and students, even though such publication may involve the Patent Rights or Licensed Technology. University agrees to submit to Licensee any proposed publication or presentation regarding the subject matter specifically described in the Patent Rights for prior review by Licensee at least thirty (30) days before its submittal for publication or its presentation. Licensee may, within thirty (30) days after receipt of such proposed publication, request that such proposed publication be delayed not more than sixty (60) days in order to allow for protection of intellectual property rights.

14.11 Licensee shall mark all Licensed Technology with applicable U.S. and foreign patent numbers in accordance with the applicable laws of the countries in which Licensed Technology is used or sold.

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IN WITNESS WHEREOF, the parties represent and warrant that each has the authority to bind the party to this Agreement and have set their hands and seals as of the date set forth on the first page hereof.

UNIVERSITY OF PITTSBURGH - OF THE COMMONWEALTH SYSTEM OF HIGHER EDUCATION

By:  /s/ Marc S. Malandro
       Marc S. Malandro, Ph.D., CLP, RTTP
       Associate Vice Chancellor for
       Technology Management and
       Commercialization

SKINJECT, INC.

By:  /s/ James M. Nolan
       Name: James M. Nolan
       Title: Chief Executive Officer

Reviewed and approved by OGC University of Pittsburgh

By:  /s/

Date: ______________________________________

EXHIBIT A

Redacted (confidential information)